UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15


CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.


                                            Commission File Number 333-101904-03

                            GS AUTO LOAN TRUST 2005-1
             (Exact name of registrant as specified in its charter)

                85 Broad Street New York, NY 10004 (212) 902-1000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                    Class A1
                                    Class A2
                                    Class A3
                                    Class A4
                                    Class B
                                    Class C
                                    Class D

             (Title of each class of securities covered by this Form

                                      None
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

    Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

  Rule 12g-4(a)(1)(i)                                 Rule 12h-3(b)(1)(i)     X
  Rule 12g-4(a)(1)(ii)                                Rule 12h-3(b)(1)(ii)
  Rule 12g-4(a)(2)(i)                                 Rule 12h-3(b)(2)(i)
  Rule 12g-4(a)(2)(ii)                                Rule 12h-3(b)(2)(ii)
                                                      Rule 15d-6              X

    Approximate number of holders of record as of the certification or notice date:
        Class A1     8
        Class A2    16
        Class A3    21
        Class A4    12
        Class B      5
        Class C      3
        Class D      1

     Pursuant to the requirements of the Securities Exchange Act of 1934, GS Auto Loan Loan Trust 2005-1 has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                    By:  JPMorgan Chase Bank, N.A., as Indenture Trustee

                    By:  /s/ Annette Marsula
                         --------------------------------------------------
                  Name:  Annette Marsula
                 Title:  Vice President

                  Date:  March 6, 2006